Restated Asset Purchase Agreement dated as of October 20, 2010, by and between AcquaeBlu Corp. a Delaware corporation, having its principal place of business located at 430 Park Avenue, Suite 702, New York, New York 10022 (herein called “Buyer”) and Appeal Capital Corp., a New York corporation, having its principal place of business located at 430 Park Avenue, Suite 702, New York, New York 10022 (herein called “Seller”).

Whereas, the Seller is party to a Letter of Intent dated May 11, 2010 (re: UC Case Nos. [****]) with the Regents of the University of California (the “Regents”) (the “Original LOI”) as amended by Agreement dated May 11, 2010 (re UC Cases No. 2010-30-0586 pursuant to which the Regents have agreed to negotiate exclusively with Seller during the term of the LOI for an exclusive option or license to the Regents’ rights in the inventions (the “Inventions”) identified in the Original LOI.

Whereas, the Original LOI was amended by Agreement dated May 11, 2010 (the “Amendatory Agreement”) so as to add to the Inventions covered under the Agreement UC Case No. [****]); the Original LOI as amended by the Amendatory Agreement is herein as the “LOI.”

Whereas, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of Sellers right title and interest in, under and to the LOI (“Sellers LOI Interest”), and certain other specified assets on the terms set forth below.

Whereas, the parties hereto previously executed an Asset Purchase Agreement of even date herewith, which agreement has not been consummated and which is superseded in its entirety by this Restated Asset Purchase Agreement.

Now, Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby agrees as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS.

1.01.           Assets Being Purchased. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this Agreement, (i) Seller’s LOI Interest and (ii) the following domain names: AcquaeBlu and AcquaeBlu Corp. (hereinafter called the “Assets”). In connection with the sale of the Assets, and at the Closing (as hereinafter defined), the Seller shall execute and deliver to and in favor of the Buyer, an Assignment and Bill of Sale and such other instruments as may be required in order to transfer of record all right, title and interest of the Assets to the Buyer except as otherwise herein expressly provided. Notwithstanding the foregoing, Buyer hereby instructs Seller to, and Seller shall, assign the Seller’s LOI Interest to Nascent Water Technologies, Inc., Buyer’s wholly-owned subsidiary.

1.02.           Purchase Price. The Purchase Price for the Assets is $12,000 payable by delivery at of buyer’s Promissory Note attached hereto as Exhibit A.

1.03.           Closing. The sale and purchase described in this Agreement shall be consummated on or before December 31, 2010 (“Closing” or “Closing Date”), or such other date as shall be mutually agreed by the parties, at the offices of Sierchio & Company, located at 430 Park Avenue, Suite 702, New York, New York 10022.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES BY SELLER.

2.01.           Title to Assets. To the best of its knowledge, Seller has good and marketable title to Purchased Assets covered by this Agreement. Seller's title to the Purchased Assets is free and clear of any liens, encumbrances, or other defects.

2.02.           Authority to Sell. Seller has complied with all of the requirements of any applicable law of the State of New York relative to the sale of assets described in this Agreement and that prior to Closing, all of the consents, approvals and notices that may be required by law or by agreements to which Seller may be a party will be obtained and given, respectively.

2.03.           Defaults and Violations. Seller is not in default or material violation of any contracts, agreements, leases, or other instruments or obligations relating to the Purchased Assets to be sold and transferred to Buyer pursuant to this Agreement, and this Agreement and the purchase and sale to be consummated pursuant to this Agreement will not create or cause a default or material violation of any contract, agreement, lease or other instrument to which Seller may be a party. All contracts and agreements, and other obligations of Seller related to the Assets are attached hereto as Exhibits A-1 through A-3.

2.05.           Taxes.  All Federal, state and local tax returns and payments relating to the Purchased Assets that have become due from Seller to the date of this Agreement have been timely filed.

2.06.           Litigation.  There is now no litigation pending against it of which it or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement or transfer of title of any of the Purchased Assets in good and marketable condition to Buyer and Seller is not aware of any threatened litigation which may affect the consummation of the purchase and sale described in this Agreement.

2.08           Intellectual Property.  To the best of Seller's knowledge, none of the Purchased Assets to be purchased hereunder including, but not limited to, the software code, trademarks and tradenames enumerated on Schedule 1.01(a), violate or infringe any patents, trademark, service mark, copyrights, trade secrets or other intellectual property rights of any third person.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES BY BUYER.

3.01.           Consents, Approvals and Notices. Buyer has complied with all of the requirements of any applicable law of the State of Delaware, its state of organization, relative to its purchase of the Purchased Assets described in this Agreement and that prior to Closing, all of the consents, approvals and notices that may be required by law or by agreements to which Buyer may be a party will be obtained and given, respectively.

3.02.           Litigation.  There is now no litigation pending against it of which it or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement and Buyer is not aware of any threatened litigation which may affect the consummation of the purchase and sale described in this Agreement.
3.03.           Due Organization. Buyer is a corporation duly organized and existing under the General Corporation Law of the State of Delaware and that its power as a corporation has never been and is not now suspended.

3.04.           Authority to Buy. This Agreement has been approved by Buyer's Board of Directors and that Buyer has full power and authority to both execute and perform this contract.

ARTICLE 4.

OPERATION OF ASSETS.

4.01.           Seller to Continue Business. Seller shall continue to operate its business as it is currently being operated until the Closing. Any and all risk of loss or damages to the Assets during such period from any and all causes shall be borne by the Seller.

ARTICLE 5.

CONDITIONS TO BUYER'S PERFORMANCE.

Absent a waiver in writing, all obligations of the Buyer under this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

5.01.           Performance by Seller. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

5.02.           Representations and Warranties True as of the Closing Date. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

5.03.           Third Party Consents. All consents and approvals required to be given by third parties shall have been obtained and Buyer shall have been furnished with appropriate evidence reasonably satisfactory to it and its counsel of the granting of such consents and approvals.

5.04.           No Material Adverse Change. During the period from the date of the most recent financial statement to the Closing Date the Seller has not sustained any material loss or damage to its assets, whether or not insured, that materially affect its ability to conduct a material part of its business.

5.05.           Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened against the Seller on or before the Closing Date.

5.06.           Corporate Approvals. The board of directors of Seller and to the extent required, the shareholders of Seller, shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Seller's obligations hereunder on or before the Closing Date.

ARTICLE 6.

CONDITIONS OF SELLER'S PERFORMANCE.

Absent a waiver in writing, all obligations of Seller hereunder are subject to the satisfaction of the following conditions on or before the Closing Date:

6.01.           Representations and Warranties True as of the Closing Date.  All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

6.02.           Performance By Buyer. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed by Buyer on or before the Closing Date.

6.03.           Corporate Approvals. The board of directors of Buyer, and to the extent required the shareholders of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer's obligations hereunder on or before the Closing Date.

6.04.           Licensing Agreement.   On the Closing Date, the Seller and the Buyer shall enter into a licensing agreement substantially in the form of Exhibit C (the “Licensing Agreement”).

6.05.           No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, the Buyer will not have sustained any material loss or damage to its assets, whether or not insured, that materially affect its ability to conduct a material part of its business.

6.06.           Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened against the Buyer on or before the Closing Date.

ARTICLE 7.

TERMINATION DEFAULT REMEDIES.

7.01.           Termination. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

7.02.           Default; Remedies. Notwithstanding Section 9.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

7.03.           Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

ARTICLE 8.

MISCELLANEOUS.

8.01.           Entire Agreement. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the Assets or the sale of the Assets to Buyer by Seller, and any agreement or representation respecting the Assets or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.

8.02.           Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto, Buyer or Seller, by the other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed as follows:

if to Buyer, to:

AcquaeBlue Corp.
430 Park Avenue
Suite 702
New York, New York 10022
Att:  Mr. Meetesh Patel

If to Seller, to:

Appeal Capital Corp.
430 Park Avenue
Suite 702
New York, New York 10022
Att: Joseph Sierchio, Managing Director

8.03.           Assignment. Except as otherwise contemplated hereby, this Agreement may not be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement.

8.04.           Governing Law. This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

8.05.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one Agreement.

8.06.           Expenses. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

8.07.           Further Assurances. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or documents as may be reasonably required to give effect to the transactions contemplated hereunder.

IN WITNESS WHEREOF, the parties hereto have through their respective duly qualified and authorized officers, signed and delivered this agreement and agree to be bound by the terms hereof as of this 20th day of October, 2010.

Seller:

Appeal Capital Corp.

By:
Name: Joseph Sierchio
Title: Managing Director

Buyer:

AcquaeBlu Corp.

By:
Name: Meetesh Patel
Title: President and Chief Executive Officer